                               EXPANSION AGREEMENT

        EXPANSION AGREEMENT, made and entered into this 26 day of November, 1997 by and between THE QUADRANT CORPORATION, a Washington corporation ("Developer"), and OPTIVA CORPORATION, a Washington corporation ("Optiva").

                                    RECITALS

        A. Developer or its affiliate is the owner of that certain parcel of land situated in the City of Snoqualmie, Washington, and being more particularly described on Exhibit A hereto which parcel of Land includes approximately 11 acres ("Initial Land").

        B. Concurrently with the execution of this Agreement, Developer, as Landlord, and Optiva, as Tenant, have entered into a Lease ("Initial Lease") under which certain buildings to be constructed on the Initial Land by the Landlord ("Initial Premises") will be leased to Optiva. Concurrently with the Initial Lease, Developer, as Landlord, and Optiva, as Tenant, also entered into a Construction Agreement for Lease, governing Landlord's construction of the Building Shell and Tenant Improvements constituting the Initial Premises. As a part of the Initial Lease, Landlord and Tenant also entered into an Option and Real Estate Purchase and Sale Agreement ("Initial Premises Option Agreement'), under which Tenant has the option to purchase the Initial Land and Initial Premises. Under the Initial Premises Option Agreement, following Optiva's purchase of the Initial Land upon exercise of such option, Developer would be engaged as Construction Manager to complete construction of the Initial Premises for Optiva, pursuant to a Construction Management Agreement to be entered into upon closing of such purchase.

        C. The Initial Land is part of Developer's larger parcel of land, approximately 122.67 acres in area, known as Snoqualmie Ridge Business Park ("Business Park"). Developer is processing its application for a Binding Site Improvement Plan 1 for the Business Park, under City of Snoqualmie File No. BSIP 97-01 ("BSIP 1"). A copy of Developer's BSIP 1 application ("BSIP 1 Application") has been furnished to Optiva. Upon approval of the BSIP 1, the Initial Land will become Lots 8 and 9 of the Business Park.

        D. Optiva desires to reserve the right to purchase all or part of, or lease one or more buildings on, an approximately 1 0-acre parcel in the Business Park adjacent to the Initial Land for expansion of its operations, and Developer is willing to grant such right, all in accordance with the provisions of this Agreement.

        E. Whether Optiva exercises its expansion rights under this Agreement or not, Optiva desires certain assurances from Developer concerning the development of the Business Park.


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                                   AGREEMENTS

        Developer and Optiva agree as follows:

        1.     Completion of Business Park; Noninterference.

               1.1 BSIP 1 Approval. Developer shall use diligent efforts to obtain approval by the Snoqualmie City Council of the BSIP 1 for the Business Park ("BSIP 1 Approval") in accordance with the BSIP 1 Application, subject to minor adjustments. Following BSIP 1 Approval, Quadrant shall inform Optiva of any proposed material changes to the BSIP 1 as approved, before any such changes are finalized.

               1.2 Completion of Business Park Construction. Following BSIP 1 Approval, Developer shall complete development of the Business Park in accordance with all requirements and conditions of the BSIP 1 and other governmental requirements, and as otherwise determined by Developer, including without limitation obtaining all further permits for work to be performed, posting all governmentally required bonds to secure its development obligations, and causing all required land development work to be completed. In particular, Developer shall either complete or bond all required work before recordation of the binding site plan for the Business Park in accordance with the BSIP 1 Approval. To the extent necessary for Optiva's occupancy of the Initial Premises, Developer shall carry out such development completion obligations under this Section 1.2 on or before Substantial Completion of the Initial Premises. Developer shall maintain liability and casualty insurance covering the risks attendant to its construction of the Business Park, with coverage and terms and conditions as Developer deems prudent in view of the risks.

               1.3 Non-interference with Initial Premises. The Initial Premises will be constructed while development and construction of the Business Park, as described in Section 1.2, is in progress. Developer shall conduct all work associated with the development of the Business Park in such a manner as is calculated not to impede access to the Initial Premises after occupancy thereof by Optiva, interrupt utility service to the Initial Premises, or materially interfere with Optiva's operations in the Initial Premises, all at any time.

               1.4 Planned Interruptions. Following occupancy of the Initial Premises by Optiva, Developer shall keep Optiva reasonably informed as to the progress of Business Park construction activities. If Developer anticipates that it will be necessary to interrupt utility service to the Initial Premises, impede access to the Initial Premises, or interfere with Optiva's operations, in each case because of such activities as, for example, excavation around existing utilities serving the Initial Premises, grading and construction of roads and access ways, and work on drainage systems ("Planned Interruption"), Developer shall give Optiva as much advance notice as is reasonably practicable of the Planned Interruption. Landlord shall use diligent efforts to accommodate Optiva's expressed desires concerning any Planned Interruptions, and to minimize the duration thereof. Any Planned Interruptions shall be carried out in consultation and coordination with Optiva to the extent reasonably practicable. No Planned Interruption shall result in liability to Developer of any kind, provided the Planned Interruption proceeds as planned.

               1.5 Accidental Interruptions; Self-Help. Following occupancy of the Initial Premises by Optiva, any events or circumstances in connection with Developer's completion of the Business Park that interrupt utility service to the Initial Premises, impede access to the



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

Initial Premises, or interfere with Optiva's operations, other than a Planned Interruption ("Accidental Interruption") shall be remedied by Developer (if the Accidental Interruption is within Developer's control) as promptly as is practicable under the circumstances. Optiva shall give prompt written notice to Developer of any Accidental Interruptions. If (i) Developer fails to commence a remedy of the Accidental Interruption within 3 days of Optiva's notice or (ii) the interruption persists for 7 consecutive days after Optiva's notice (or if Developer is using diligent and continuous efforts to correct the interruption, then for such longer period as is reasonably necessary to correct the interruption under such circumstances), then Optiva shall have the right to take such actions as may be necessary to remedy the situation or attempt to cause the utility purveyor to remedy the situation, as the case may be, and shall give Developer contemporaneous notice of the actions it is taking. All costs and expenses reasonably incurred by Optiva in so taking any such actions that are the responsibility of Developer rather than the utility purveyor shall be reimbursed by Developer within 30 days of invoice by Optiva.

               1.6 Emergency Action by Optiva. Nothing in Section 1.5 shall be deemed to prohibit Optiva from acting alone to address any situation that Optiva reasonably believes is an emergency that threatens to harm persons or property if not acted upon immediately, provided that Optiva shall in good faith attempt to contact Developer in advance of so acting to give Developer the first opportunity to address the situation. If the emergency involves a matter over which Developer has responsibility under this Agreement, Optiva shall be entitled to reimbursement from Developer of the costs of so acting, up to the amount of costs that Developer would reasonably have incurred if Developer had acted instead. Such costs shall be reimbursed by Developer within 30 days of invoice by Optiva.

               1.7 Business Park Zoning. Developer represents and warrants to Optiva that the Initial Land and Expansion Land are zoned to permit development of business park uses, pursuant to the Mixed Use Final Plan for Snoqualmie Ridge dated September 15, 1995.

               1.8 Termination. Developer's obligations under this Section 1 shall terminate upon release of all performance bonds for Business Park improvements maintained as a condition of BSIP 1 Approval.

               1.9 Coordinated Development. If Optiva becomes the owner of the Expansion Land, Optiva shall cooperate with Developer as requested by Developer to coordinate site development work on the Expansion Land and on the remainder of Lots 10, 11 and 12. Such cooperation shall include, for example, sharing of costs of joint grading, utility work and similar land development matters, in each case where such joint work would be practicable and it appears that efficiency would be enhanced and costs reduced by such cooperation. The costs of such work shall be shared by the parties on an equitable basis to be agreed upon that reflects the relative benefits to each party of such work; provided, however, that Developer shall bear the entire cost of such work that is Business Park construction for which Developer is responsible under Section 1.2.

               1.10 Shared Driveway and Utility Easement. If the Initial Land and Initial Premises are purchased pursuant to the Initial Premises Option Agreement, Optiva shall grant an easement for a shared driveway and utilities between the Initial Land and Lot 10 of the Business Park, as shown on plans for the Business Park that have been furnished to Optiva, containing reasonable provisions for maintenance cost sharing and other typically covered



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matters. To the extent that such easement is in place by the time of closing of
Optiva's acquisition of the Initial Land, the obligations under this Section shall not apply.

        2.     Determination and Reservation of Expansion Land.

               2.1 Reservation. Developer shall initially reserve from (i) sale to any other party, (11) development for lease to any other party, (iii) development for speculative purposes or (iv) development for its own use, proposed Lots 10, 11 and 12 in the Business Park, the legal description of which proposed Lots is attached hereto as Exhibit B. The land to be reserved by Developer shall be further defined and reduced as provided in this Agreement. Such reservation shall be at no cost to Optiva.

               2.2 General Description of Expansion Land. The Expansion Land shall consist of approximately ten contiguous acres located in proposed Lots 10, 11 and 12 of the Business Park, adjacent to the Initial Land, suitable for development of expansion space for Optiva in size and design comparable to the Initial Premises.

               2.3 Identification of Expansion Land. The size, location and configuration of the Expansion Land within the requirements set forth in Section
2.2 shall be proposed by Developer at any time after March 1, 1998, and mutually agreed upon by Developer and Optiva in good faith in a manner that assures to the greatest extent possible the developability of the Expansion Land and of the remaining lots in the Business Park. The parties shall use diligent efforts to reach such agreement within 60 days after Developer's proposal. Any design or engineering costs incurred with third parties selected by mutual agreement of the parties in connection with the identification of the Expansion Land shall be split equally between Developer and Optiva. The agreed Expansion Land shall be subject to further agreed reduction in area following exercise of the Expansion Option, as provided in Section 7.

               2.4 Term of Reservation. The term of Developer's reservation of the Expansion Land shall be coterminous with the Option Term set forth in
Section 4.1.

               2.5 Developer's Use of Expansion Land. Developer's reservation of land under this Section 2 shall not prevent Developer from using any or all of Lots 10, 11 or 12 of the Business Park for any legal purpose, including without limitation as a staging or storage area for Business Park construction, or for rental to or use by others for any legal purposes.

        3. Optiva's Expansion Option. Developer grants to Optiva the option ("Expansion Option") either to:

               3.1 Expansion Lease. Lease ("Expansion Lease') one or more buildings to be constructed by Developer on the Expansion Land ("Expansion Premises"), which lease shall be accompanied by an option to purchase, all as described in Section 5; or

               3.2 Expansion Purchase. Purchase the Expansion Land for development and construction thereon by Optiva of the Expansion Premises, as described in Section 6 ("Expansion Purchase").



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

        4.     Exercise; Option Term; Extensions.

               4.1 Manner of Exercise; Option Term. Optiva shall exercise the Expansion Option, if at all, by notice to Developer ("Exercise Notice") on or before January 1, 1999 (as it may be extended under Section 4.2, "Option Term"). The Exercise Notice shall specify either that Optiva is exercising its option for Expansion Lease, or that Optiva is exercising its option for Expansion Purchase.

               4.2 Extension of Option Term. Optiva shall have the right to extend the Option Term until as late as June 30, 1999. Optiva shall exercise such right, if at all, on a monthly basis by notifying Developer on or before the expiration of the Option Term, as it may have been previously extended, that it desires to extend the Option Term. Such notice shall be accompanied by a cash extension payment to Developer in the amount of $25,000 for each of January 1999, February 1999 and March 1999, and $50,000 for each of April 1999, May 1999 and June 1999 ("Extension Payments') whereupon the Option Term shall be extended until the end of such month.

               4.3 Applicability of Extension Payments. The entire amount of the Extension Payments for January and February and 50% of the Extension Payments for March, April, May and June shall be applied to the base monthly rent for any Expansion Lease or to the purchase price at closing if Optiva exercises its option for Expansion Purchase.

               4.4 Nonrefundability of Extension Payments. Extension Payments are compensation to Developer for the reservation of the Expansion Land under
Section 2, and shall be nonrefundable and fully earned by Developer when made.

               4.5 Termination of Expansion Option. If no Exercise Notice is given before the expiration of the Option Term, as it may have been extended, or if Optiva notifies. Developer that it will not exercise the Expansion Option, the Expansion Option will lapse and terminate, and Developer's obligation to reserve the Expansion Land shall terminate.

               4.6 Nonexercisability of Expansion Option on Default. In the event of any such Default by Optiva (following the expiration of any cure periods without cure) under the Initial Lease, Construction Agreement for Lease of the Initial Premises, Initial Premises Option Agreement, or Construction Management Agreement for the Initial Premises, Developer shall have the right to terminate the Expansion Option by notice to Optiva, whether the Expansion Option has already been exercised or not.

        5. Expansion Lease. If Optiva exercises its option for an Expansion
Lease:

               5.1 Expansion Lease Documents. Developer and Optiva shall enter into a Lease, Construction Agreement for Lease, and Option to Purchase and Real Estate Purchase and Sale Agreement with Construction Management Agreement substantially in the same form as the form of such documents entered into in connection with the Initial Lease, except as otherwise provided in this Section 5 and as otherwise agreed at the time. Such documents shall be entered into within 90 days after the Exercise Notice.

               5.2 Delay Provisions. Provisions of the Construction Agreement for Lease concerning the consequences of delay by either Optiva or Developer shall be negotiated in good faith to reflect the parties' circumstances at the time.



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

               5.3 Basis for Determination of Rent. The amount of base monthly rent shall be based on a return of capital formula (including all Project Costs including the Expansion Land at $9.00 per gross square foot of the actual land area as measured to the internal Business Park road rights-of-way and the boundary between Lots 9 and 10, as shown on the BSIP 1) and developer fee schedule negotiated by the parties in good faith. Notwithstanding the foregoing, Project Costs for purposes of this subsection shall not include the cost of land development of the Business Park as required to be completed by Developer under
Section 1.2 (e.g., roads, access ways, common improvements, detention ponds, and all utilities stubbed to the Expansion Land).

               5.4 Rent Adjustment; Application of Extension Payments. Rent shall be subject to CPI adjustment in the manner negotiated by the parties. To the extent provided in Section 4, Extension Payments shall be applied against base monthly rent as it becomes due under the Expansion Lease.

               5.5 Building Shell and Tenant Improvements Plans. The building shell and tenant improvements of the Expansion Premises shall be designed by a mutually approved architect and constructed by a mutually approved general contractor selected by competitive bidding or by negotiation. The building shell and tenant improvements plans and construction documents shall be subject to mutual agreement of the parties and shall be consistent with the Design Guidelines and Development Standards under the CC&R's and the Snoqualmie Ridge Council Declaration. All estimated building shell and tenant improvements construction costs shall be fully disclosed to and approved by Optiva.

               5.6 No Excluded Areas. The Expansion Lease will not include provision for portions of the Expansion Premises to be constructed separately from the Premises or excluded from the rentable area of the Premises.

               5.7 Tenant's Option to Purchase. Optiva shall have the option to purchase the Expansion Land, exercisable around the time of commencement of construction of the Expansion Premises, in which event Developer would be engaged as Construction Manager to complete construction of the Premises. Such option shall be governed by an Option and Real Estate Purchase and Sale Agreement and Construction Management Agreement to contain terms negotiated by the parties generally along the lines of such documents for the Initial Lease. No Completion Guaranty shall be required to be provided by Developer or any of its affiliates.

               5.8 Pricing; Payment. If Optiva exercises its option to purchase under the Option and Real Estate Purchase and Sale Agreement entered into in connection with the Expansion Lease, the purchase price shall include the Expansion Land at $9.00 per gross square foot of the actual land area as measured to the internal Business Park road rights-of-way and the boundary between Lots 9 and 10, as shown on the BSIP 1). The Construction Management Agreement shall provide for payment by Optiva to Developer of the Building Value on a percentage of completion basis substantially in the same manner as in the Construction Management Agreement entered into in connection with the Initial Lease. The Building Value shall be a fixed amount stated in the Construction Management Agreement reflecting the agreed value of the Expansion Land and Expansion Premises upon completion, which amount shall be negotiated by the parties on a capitalization of income basis, based on a hypothetical rent determined using a return on capital formula. There shall be no limitation on Developer's profit under the Construction Management Agreement.



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        6. Expansion Purchase. If Optiva exercises its option for Expansion
Purchase:

               6.1 Expansion Purchase Documents. Developer and Optiva shall enter into a Real Estate Purchase and Sale Agreement substantially in the same form as the form of the purchase and sale provisions of the Option and Purchase and Sale Agreement entered into for the Initial Lease, except as otherwise provided in this Section 6 and as otherwise agreed at the time.

               6.2 Pricing; Payment. If Optiva exercises its Expansion Purchase option, the purchase price for the Expansion Land shall be $9.00 per gross square foot of actual land area, as measured to the abutting road rights-of-way, the boundary between Lots 9 and 10, as shown on the BSIP 1, and any other Lot boundary.

               6.3 Condition of Expansion Land. At closing of the Expansion Land, Developer shall deliver the Expansion Land substantially in the condition depicted in the grading plan for the Business Park, with erosion control in place in the manner deemed prudent by Developer, with required utilities stubbed to the Lot lines, and with no Hazardous Substances, as defined in the Initial Lease, other than as may be present on the Expansion Land on the date of execution of this Agreement.

               6.4 Construction Management by Quadrant. Concurrently with the Real Estate Purchase and Sale Agreement, at Optiva's election Optiva and Quadrant shall also enter into a Construction Management Agreement under which Quadrant shall be engaged on a fee basis to manage the construction of the Expansion Premises for Optiva. Such Construction Management Agreement shall contain terms and conditions consistent with this Agreement and otherwise as negotiated by the parties in good faith. Optiva shall enter into all construction contracts directly, and such construction shall be at Optiva's sole cost and risk. If Optiva does not elect to enter into a Construction Management Agreement with Quadrant, then Optiva shall pay Quadrant $50,000 at closing of the purchase and sale of the Expansion Land, as compensation for Quadrant's lost opportunity to serve as construction manager.

               6.5 Construction Management Fee. Quadrant's construction management fee shall be 5% of the first $5,000,000 of actual direct construction costs and 4% of all other actual direct construction costs.

               6.6    Rights of First Opportunity and First Refusal.

                      6.6.1 From and after the closing of Optiva's purchase of
               the Expansion Land, Developer shall have a right of first opportunity and a right of first refusal to repurchase the Expansion Land from Optiva, as provided in this Section 6.6. References to "Expansion Land" in this Section 6.6 refer to all or any portion of the Expansion Land.

                      6.6.2 From and after the closing of Optiva's purchase of
               the Expansion Land, Developer shall have the exclusive, first opportunity to purchase the Expansion Land in the event Optiva intends to sell the Expansion Land ("Right of First Opportunity"). Before listing the Expansion Land for sale, or offering to sell or soliciting offers to buy the Expansion Land, Optiva shall give Developer written notice ("Right of First Opportunity Notice") that Optiva intends to sell the Expansion Land.



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                      6.6.3 Within seven days after the Right of First
               Opportunity Notice, Developer may make an offer to purchase the Expansion Land by written notice to Optiva ("Developer Offer"). If Developer does not make such an offer the Rights of First Opportunity and First Refusal shall both terminate and be of no further force or effect. If a Developer Offer is made and accepted, the parties shall proceed in accordance with the Developer Offer.

                      6.6.4 If the Developer Offer is made but not accepted,
               Optiva may list the Expansion Land for Sale, or offer to sell or solicit offers to buy the Expansion Land, or may negotiate with Developer, subject to Developer's Right of First Refusal.

                      6.6.5 Developer shall have an ongoing right of first
               refusal ("Right of First Refusal") with respect to any bona fide offer that Optiva accepts (conditional on the Right of First Refusal), as evidenced by a signed letter of intent or purchase and sale agreement. However, if such bona fide offer is made after Developer has made a Developer Offer, such offer shall be subject to the Right of First Refusal only if the total consideration to be paid to Optiva under such offer is an amount that is less than or equal to 95% of the total consideration set forth in the Developer Offer. If such consideration exceeds such amount, Optiva may proceed to sell the Expansion Land pursuant to such offer, free of the Right of First Refusal.

                      6.6.6 If the bona fide offer is subject to the Right of
               First Refusal, Optiva shall notify Developer in writing, which notice shall include a complete copy of such offer. Within five business days after such notice, Developer may elect by notice to Optiva to purchase the Expansion Land on the same terms as in the bona fide offer, including any feasibility or due diligence period provisions. In the event of such election, Developer shall purchase and Optiva shall sell the Expansion Land under the terms and subject to the conditions of the subject offer. If the purchase and sale does not close for any reason other than a default by Developer, the Expansion Land shall remain subject to the Right of First Opportunity and Refusal unless they have otherwise terminated under this Section 6.6.

                      6.6.7 The Rights of First Opportunity and First Refusal
               shall not apply to the following sales of the Expansion Land:

                             6.6.7.1 A sale of the Expansion Land together with
                      the Initial Land and Initial Premises;

                             6.6.7.2 A sale of the Expansion Land to an
                      affiliate of Optiva (or its assigns) that is regularly engaged in commercial real estate development or construction; or

                             6.6.7.3 A sale of the Expansion Land to a third
                      party developer for build-to-suit construction for Optiva or its assigns).

                      6.6.8 The Right of First Opportunity and Right of First
               Refusal shall terminate upon commencement of construction of one or more buildings on the



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               Expansion Land, or on the expiration of three years after the closing of the sale of the Expansion Land to Optiva, whichever occurs first. The Right of First Refusal shall apply to bona fide offers received by Optiva before such termination date.

               6.7 Timing of Expansion Purchase Documents. The Real Estate Purchase and Sale Agreement, Construction Management Agreement, and the Rights of First Opportunity and First Refusal Agreement shall be entered into within 60 days after the Exercise Notice.

        7. Size of Expansion Premises and Expansion Land. The Expansion Premises shall contain at least 50,000 square feet of gross building area, and otherwise shall be sized by Developer and Optiva as part of the agreement on Expansion Lease documents or Expansion Purchase documents, as applicable, to fulfill Optiva's expansion objectives within applicable legal requirements. Within 30 days following exercise of the Expansion Option, the Expansion Land size shall be finalized by agreement of Developer and Optiva to a size, not less than three acres, as reasonably accommodates the Expansion Premises in accordance with the CC&R's, the Snoqualmie Ridge Council Declaration, and applicable legal requirements and, if necessary, Developer shall cause the lot lines of the Business Park to be adjusted accordingly.

        8. Effect of Failure to Agree. Upon exercise of the Expansion Option, Optiva and Developer shall negotiate exclusively, diligently and in good faith with one another concerning the terms of the required documents. If, despite such good faith efforts, Optiva and Developer do not agree on the terms of definitive documents consistent with this Agreement within 90 days after exercise of the Expansion Option, either Developer or Optiva may terminate negotiations by notice to the other, whereupon this Agreement shall terminate and neither party shall have any further obligation to the other hereunder. If Optiva has exercised the Expansion Option for Expansion Lease and the parties are unable to agree on the terms of definitive documents within 60 days, Optiva may exercise the Expansion Option for Expansion Purchase at any time before the expiration of 90 days after exercise of the Expansion Option for Expansion Lease.

        9. Assignment. This Agreement may be assigned by Optiva, but only as part of an assignment of the Initial Lease or, if Optiva purchases the Initial Premises pursuant to the Option and Real Estate Purchase and Sale Agreement, in connection with Optiva's subsequent sale of the Initial Premises. This Agreement shall be assigned to the assignee in the event of any permitted assignment of the Initial Lease, or to the purchaser of the Initial Premises in the event Optiva exercises its option to purchase and subsequently sells the Initial Premises. This Agreement may be assigned by Developer to any entity to whom Developer sells or transfers the Business Park and the right and responsibility to complete development and construction of the Business Park. Upon any such assignment by Developer, such purchasing or transferee entity shall assume the obligations of Developer under this Agreement, whereupon Developer shall be relieved of further responsibility hereunder. Notwithstanding the foregoing, the right to serve as Construction Manager for the Expansion Premises in the event the Expansion Purchase option is exercised shall remain with Quadrant.

        10. Recordation. A Memorandum of this Agreement shall be recorded against the property described on Exhibit B on a mutually agreeable form, and such memorandum shall among other things include references to the Rights of First Opportunity and Refusal as



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

provided in Section 6.6. Upon identification of the Expansion Land under Section 2.3, such Memorandum shall be recorded only against the Expansion Land and shall otherwise be released. Such Memorandum shall remain of record following closing of Optiva's purchase of the Expansion Land. Such Memorandum shall be released if the Expansion Option is not exercised by the expiration of the Option Term, as it may be extended in accordance herewith. This Agreement shall not be recorded.

        11. Real Estate Commissions. In the event the Expansion Option is exercised, Landlord shall pay a real estate commission to Colliers Macaulay Nicolls International pursuant to a commission agreement dated September 30, 1997 between Colliers Macaulay Nicolls International and Quadrant.

        12. Prior Agreements. This Agreement, together with the Initial Lease, Construction Agreement for Lease, Option and Real Estate Purchase and Sale Agreement and Construction Management Agreement for the Initial Land and Initial Premises, contains all of the agreements of the parties with respect to the matters covered by this Agreement, and no prior agreements or understandings pertaining to any such matters shall be effective for any purpose. Without limiting the foregoing, the Letter of Intent dated July 9, 1997 concerning the Initial Lease and the matters covered hereby is superseded and of no further force or effect with respect to the matters covered hereby.

        13. Attorneys' Fees. In the event of any litigation, arbitration or other proceeding (including proceedings in bankruptcy and probate and on appeal) brought to enforce or interpret or otherwise arising under this Agreement, the substantially prevailing party therein shall be entitled to the award of its reasonable attorneys' fees, witness fees, and court costs incurred therein and in preparation therefor.

        14. Notices. All notices and demands which may or are to be required or permitted to be given under this Lease shall be in writing and if personally delivered shall be effective when received. If mailed, a notice shall be deemed effective on the third day after deposited as registered or certified mail, postage prepaid, directed to the other party. Notices shall be delivered or mailed to the parties at the following addresses:

If to Developer:                     If to Optiva:
----------------                     -------------

The Quadrant Corporation             Optiva Corporation
Quadrant Plaza, Suite 500            13222 SE 30th Street
NE 8th Street at 112th Ave. NE       Bellevue, WA 98005
Bellevue, WA 98004                   Attn:  Karl Forsgaard, Corporate Counsel
Tel:  425-455-2900                   Tel:  425-401-2307
Fax:  425-646-8300                   Fax:  425-401-4824
Attn:  Commercial Division
                                     with a copy to:

                                     Gordon W.  Tanner
                                     Stoel Rives LLP
                                     600 University Street, Suite 3600
                                     Seattle, WA 98101-3197
                                     Tel:  206-624-0900
                                     Fax:  206-386-7500



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

Either party may change its address for notices by at least 15 days' advance written notice to the other.

        15. Exhibits. The Exhibits hereto are made a part of and incorporated into this Agreement.

        16. Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except as provided herein or by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

        17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington. Venue for any action to enforce or interpret this Agreement shall lie in the Superior Court of King County, Washington. All sums referred to in this Agreement shall be calculated by and payable in the lawful currency of the United States.

        18. Headings. Descriptive headings are used in this Agreement for convenience only and shall not control, limit, amplify or otherwise modify or affect the meaning or construction of any provision of this Agreement.

        19. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns.

        20. Capitalized Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Initial Lease or the Construction Agreement for Lease, Option and Real Estate Purchase and Sale Agreement or Construction Management Agreement for the Initial Land and Initial Premises.

        21. Waiver. The failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce such provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

        22. Description of Transaction. This Agreement creates only the relationship of seller and buyer and no joint venture, partnership or other joint undertaking is intended hereby, and neither party hereto shall have any rights to make any representations or incur any obligations on behalf of the other. Neither party has authorized any agent to make any representations, admit any liability or undertake any obligation on its behalf. Neither party is executing this Agreement on behalf of an undisclosed principal, and no third party is intended to be benefited by this contract.

        23. Time of Essence; Business Day. Time is of the essence of this Agreement and of each covenant and agreement that is to be performed at a particular time or within a particular period of time. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States, or the State of Washington, then the time of such period, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday.



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

        24. Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

        25. Cooperation. The parties shall cooperate in good faith with one another and shall use diligent efforts to carry out the intent and provisions of this Agreement.

        EXECUTED as of the date first above written.

                                   DEVELOPER:

                                     THE QUADRANT CORPORATION



                                     By  /s/ George F.  Sherwin, Jr.
                                     George F.  Sherwin, Jr., its Vice President



                                   OPTIVA:

                                     OPTIVIA CORPORATION



                                        By  /s/ David Giuliani
                                        David Giuliani, its President

STATE OF WASHINGTON   )
                      )ss.
COUNTY OF KING        )

        On this 26th day of November, 1997, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared George F. Sherwin, Jr., to me known to be the Vice President of THE QUADRANT CORPORATION, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the said instrument on behalf of said corporation.

        WITNESS MY HAND AND OFFICIAL SEAL hereto affixed the day and year first above written.

                                          /s/ Linda L.  Hamm
                                          ------------------------------------
                                          Name  Linda L.  Hamm
                                               -------------------------------
                                          NOTARY PUBLIC in and for the State of
                                          Washington, residing at Redmond, WA.
                                          My commission expires 4-25-2000    .


STATE OF WASHINGTON   )
                      )ss.
COUNTY OF KING        )

        On this 26th day of November, 1997, before me, the undersigned, a Notary Public in and for the State of Washington, personally appeared David Giuliani, to me known to be the President of OPTIVA CORPORATION, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the said instrument on behalf of said corporation.

        WITNESS MY HAND AND OFFICIAL SEAL hereto affixed the day and year first above written.

                                          /s/ Linda L.  Hamm
                                          ------------------------------------
                                          Name  Linda L.  Hamm
                                               -------------------------------
                                          NOTARY PUBLIC in and for the State of
                                          Washington, residing at Redmond, WA.
                                          My commission expires 4-25-2000    .


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